UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                                  OMNICARE, INC
                                  -------------
                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
                  --------------------------------------------
                         (Title of Class of Securities)

                                    681904108
                                ------------------
                                 (CUSIP Number)

                                  Mark Horowitz
                                 General Counsel
                        Glenview Capital Management, LLC
                                767 Fifth Avenue
                                   44th Floor
                               New York, NY 10153
                                 (212) 812-4700
                          ----------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 17, 2007
                          ----------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing Persons has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.: 681904108                                         Page 2 of 22 Pages
.................................................................................
1.       Names of Reporting Persons.

         I.R.S. Identification Nos. of above persons (entities only).


         GLENVIEW CAPITAL MANAGEMENT, LLC
.................................................................................
2.       Check the Appropriate Box if a Member of a Group

          (a) [  ]
          (b) [  ]
.................................................................................
3.       SEC Use Only
.................................................................................
4.       Source of Funds (See Instructions)

         WC
.................................................................................
5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)

         [ ]
.................................................................................
6.       Citizenship or Place of Organization

         DELAWARE
.................................................................................

Number of       7.     Sole Voting Power                  None
Shares
Beneficially    ................................................................
Owned by Each
Reporting       8.     Shared Voting Power                12,122,463
Person With     ................................................................

                9.     Sole Dispositive Power             None
                ................................................................

                10.    Shared Dispositive Power           12,122,463
.................................................................................

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         12,122,463
.................................................................................

12. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         |_|
.................................................................................

13.      Percent of Class Represented by Amount in Row (9)

         9.97% based on 121,630,323 shares outstanding as of June 30, 2007
.................................................................................

14.      Type of Reporting Person:

         OO

                                  SCHEDULE 13D

CUSIP No.: 681904108                                         Page 3 of 22 Pages
.................................................................................
1.       Names of Reporting Persons.

         I.R.S. Identification Nos. of above persons (entities only).


         LAWRENCE M. ROBBINS
.................................................................................
2.       Check the Appropriate Box if a Member of a Group

          (a) [  ]
          (b) [  ]
.................................................................................
3.       SEC Use Only
.................................................................................
4.       Source of Funds (See Instructions)

         WC
.................................................................................
5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Items 2(d) or 2(e)

         [ ]
.................................................................................

6.       Citizenship or Place of Organization

         United States of America
.................................................................................

Number of       7.     Sole Voting Power                  None
Shares
Beneficially    ................................................................
Owned by Each
Reporting       8.     Shared Voting Power                12,122,463
Person With     ................................................................

                9.     Sole Dispositive Power             None
                ................................................................

                10.    Shared Dispositive Power           12,122,463
.................................................................................

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         12,122,463
.................................................................................

12. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         |_|
.................................................................................

13.      Percent of Class Represented by Amount in Row (9)

         9.97% based on 121,630,323 shares outstanding as of June 30, 2007
.................................................................................

14.      Type of Reporting Person:

         IN

                                                              Page 4 of 22 Pages

                  This Statement on Schedule 13D relates to shares of Common Stock, par value $1.00 per share (the "Shares"), of Omnicare, Inc., a Delaware corporation (the "Company"):

Item 1.           Security and Issuer

                  This Statement relates to the Shares. The address of the principal executive office of the Issuer is 100 East River Center Boulevard, Covington, Kentucky 41011.

Item 2.           Identity and Background

                  This Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  i)  Glenview  Capital   Management,   LLC  ("Glenview  Capital
Management");

                  ii) Lawrence M. Robbins ("Mr. Robbins").

                  This Statement relates to Shares (as defined herein) held for the accounts of Glenview Capital Partners, L.P., a Delaware limited partnership ("Glenview Capital Partners"), Glenview Capital Master Fund, Ltd., a Cayman
Islands exempted company ("Glenview Capital Master Fund"), Glenview Institutional Partners, L.P., a Delaware limited partnership ("Glenview Institutional Partners"), Glenview Offshore Opportunity Master Fund, Ltd., a Cayman Islands exempted company ("Glenview Offshore Opportunity Master Fund"), Glenview Capital Opportunity Fund, L.P., a Delaware limited partnership ("Glenview Capital Opportunity Fund"), GCM Little Arbor Master Fund, Ltd., a Cayman Islands exempted company ("GCM Little Arbor Master Fund"); GCM Little Arbor Institutional Partners, L.P., a Delaware limited partnership ("GCM Little Arbor Institutional Partners"), GCM Little Arbor Partners, L.P., a Delaware limited partnership ("GCM Little Arbor Partners") and GCM Opportunity Fund, L.P., a Delaware limited partnership ("GCM Opportunity Fund").

                              The Reporting Persons

                  Glenview Capital Management is a Delaware limited liability company and its principal office is located at 767 Fifth Avenue, 44th Floor, New York, New York 10153. The principal business of Glenview Capital Management is management of the investment activities of each of Glenview Capital Partners, Glenview Capital Master Fund, Glenview Institutional Partners, Glenview Offshore Opportunity Master Fund, Glenview Capital Opportunity Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, GCM Little Arbor Partners, GCM Opportunity Fund and certain other investment funds. Glenview Capital Management serves as investment manager to, and in such capacity, Glenview Capital Management may be deemed to have voting and dispositive power over, the Shares held for such accounts. Mr. Robbins is the Chief Executive Officer of Glenview Capital Management.

                  The principal occupation of Mr. Robbins, a United States citizen, is the direction of the activities of Glenview Capital Management, which is carried out in his capacity as Chief Executive Officer of Glenview Capital Management at Glenview Capital Management's principal office address.

                  During the past five years, none of the Reporting Persons and, to the best of the Reporting Persons' knowledge, no other person identified in response to this Item 2 has been (a) convicted in a criminal proceeding or (b) a party to any civil proceeding as a result of which it has been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

                                                              Page 5 of 22 Pages


Item 3.           Source and Amount of Funds or Other Consideration

                  Since August 30, 2007 (60 days prior to the date hereto), all Shares acquired by the Reporting Persons were acquired for the accounts of Glenview Capital Partners, Glenview Capital Master Fund, Glenview Institutional Partners, Glenview Offshore Opportunity Master Fund, Glenview Capital Opportunity Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, GCM Little Arbor Partners and GCM Opportunity Fund. The source of funds for these acquisitions was the working capital of these accounts. The total purchase price paid by the Reporting Persons for these acquisitions was approximately $321,115,294. Neither Mr. Robbins nor Glenview Capital Management directly own any Shares.

                  The securities held for the accounts of Glenview Capital Partners, Glenview Capital Master Fund, Glenview Institutional Partners, Glenview Offshore Opportunity Master Fund, Glenview Capital Opportunity Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, GCM Little Arbor Partners and GCM Opportunity Fund may be held through margin accounts maintained with brokers, which extend margin credit as and when required to open and carry positions in their margin accounts, subject to applicable federal margin regulations, stock exchange rules and such firms' credit policies. The positions which may be held in the accounts, including the Shares, are pledged as collateral security for repayment of debit balances in the respective accounts.

Item 4.           Purpose of Transaction

                  The Reporting Persons have acquired the Shares for investment purposes, and such purchases have been made in the Reporting Persons' ordinary course of business. The Reporting Persons intend to review their investment in the Issuer on a continuing basis and reserve the right to acquire, or cause to be acquired, additional securities of the Issuer, to dispose of, or cause to be disposed, such securities at any time, to the extent deemed advisable in light of general investment and trading policies of the Reporting Persons, market conditions or other factors. Although the acquisition of the Shares is for investment purposes, the Reporting Persons may pursue, either alone or with others, discussions with management or directors of the Issuer regarding alternatives to protect, grow, and ultimately realize long-term value for shareholders. Furthermore, consistent with its investment research methods and evaluation criteria, the Reporting Persons may discuss such other matters as the Reporting Persons deem appropriate with other shareholders, industry analysts, existing or potential strategic partners, acquirers or competitors, investment and financing professionals and other third parties.

                  None of the Reporting Persons currently has any plans or proposals which relate to, or could result in, any of the matters referred to in subsections (a) through (j) of Item 4 of Schedule 13D. The Reporting Persons reserve the right to formulate such purposes, plans or proposals or any other purposes, plans or proposals regarding the Issuer or any of its securities.

Item 5.           Interest in Securities of the Issuer

                  According  to  information   filed  by  the  Issuer  with  the
Securities and Exchange Commission, the number of Shares outstanding was 121,630,323 as of June 30, 2007.

                  (a) Each of Glenview Capital Management and Mr. Robbins may be deemed the beneficial owner of 12,122,463 Shares (approximately 9.97% of the total number of Shares outstanding). This amount consists of: (A) 430,201 Shares held for the account of Glenview Capital Partners; (B) 5,665,170 Shares held for the account of Glenview Capital Master Fund; (C) 2,623,389 Shares held for the account of Glenview Institutional Partners; (D) 668,870 Shares held for the account of the GCM Little Arbor Master Fund; (E) 120,129 Shares held for the

                                                              Page 6 of 22 Pages

account of GCM Little Arbor Institutional Partners; (F) 1,680,494 Shares held for the account of Glenview Capital Opportunity Fund; (G) 863,600 Shares held for the account of Glenview Offshore Opportunity Master Fund, (H) 7,510 Shares held for the account of GCM Little Arbor Partners and (I) 63,100 Shares held for the account of GCM Opportunity Fund.

                  (b) (i) Glenview Capital Management may be deemed to have shared power to direct the voting and disposition of the 12,122,463 Shares that they may be deemed to beneficially own as set forth above.

                      (ii) Mr. Robbins may be deemed to have shared power to direct the voting and disposition of the 12,122,463 Shares that Glenview Capital Management may be deemed to beneficially own as set forth above.

                  (c) Except for the transactions listed on Annex A hereto, all of which were effected in the open market in routine brokerage transactions, there have been no transactions with respect to the Shares since August 30, 2007 (60 days prior to the date hereof) by any of the Reporting Persons.

                  (d) Not applicable.

                  (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer.

                  Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons have entered into a Joint Filing Agreement attached hereto as Exhibit A, with respect to the joint filing of the Schedule 13D and any amendment or amendments thereto.

                  The Reporting Persons may from time to time enter into and unwind cash settled equity swaps, exchange traded or "over-the-counter" puts and calls, warrants, forward purchase or sale transactions, future transactions, cap transactions, floor transactions, collar transactions, or other options or derivative or risk management transactions with respect to the Shares. The return on such contracts may be wholly or partially dependent on the market value of the Shares, the relative value of the Shares in comparison to one or more other financial instruments, indexes, securities, baskets or groups of securities in which Shares may be included, currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any index or other similar transaction (including any option with respect to any of these transactions) or any combination of these transactions with one or more counterparties.

                  From time to time, to the extent permitted by applicable law, each of the Reporting Persons may borrow securities, including Shares, for the purpose of effecting, and may effect, short sale transactions, and may purchase securities for the purpose of closing out short sale positions in such securities.

                  From time to time, each of the Reporting Persons may lend portfolio securities to brokers, banks and other financial institutions. These loans typically obligate the borrower to return the securities, or an equal amount of securities of the same class, to the lender and typically provide that the borrower is entitled to exercise voting rights and to retain dividends during the term of the loan.

                                                              Page 7 of 22 Pages


Item 7.           Material to be filed as Exhibits.

                  The Exhibit Index is incorporated herein by reference.

                                                              Page 8 of 22 Pages

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: October 29, 2007                         GLENVIEW CAPITAL MANAGEMENT, LLC


                                               By: /s/ Lawrence M. Robbins
                                                   -----------------------
                                               Name: Lawrence M. Robbins
                                               Title: Chief Executive Officer


Date: October 29, 2007                         LAWRENCE M. ROBBINS


                                               /s/ Lawrence M. Robbins
                                               -----------------------

                                                              Page 9 of 22 Pages


                                     ANNEX A

                    RECENT TRANSACTIONS IN THE SECURITIES OF
                                 OMNICARE, INC.

A. Transactions for the account of Glenview Capital Partners L.P. in the past 60 days:



----------------------------- ----------------------------- ----------------------- ----------------------
  Date of Transaction           Nature of Transaction            Number of Shares         Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                               400                 $30.23
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                             3,900                 $30.27
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                            18,100                 $30.30
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                             1,100                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                             1,500                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                               100                 $32.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                             1,000                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                             5,100                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                            10,800                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                               900                 $32.48
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                             1,800                 $32.52
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                             3,800                 $32.47
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                             8,600                 $32.72
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                            11,400                 $32.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                               200                 $33.01
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             1,100                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             1,700                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             8,200                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                               400                 $32.97
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             1,600                 $32.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             3,500                 $33.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             3,500                 $32.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                               600                 $32.59
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             2,300                 $32.73
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             4,400                 $32.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             5,000                 $32.57
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                               400                 $32.27
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             4,600                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            13,100                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               600                 $32.43
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             2,100                 $32.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             5,100                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                               400                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             1,700                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                            10,100                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                               300                 $32.23
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             1,300                 $32.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             8,000                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                            12,300                 $32.77
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               500                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               700                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------



                                                                                       Page 10 of 22 Pages


----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               500                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               500                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               700                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,100                 $33.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,400                 $33.63
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             4,800                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             7,700                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               200                 $33.12
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               500                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             4,800                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               200                 $33.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               600                 $33.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             1,100                 $33.60
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             4,900                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               200                 $33.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               600                 $33.71
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             1,200                 $34.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             1,400                 $34.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               400                 $34.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             1,200                 $34.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             1,400                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             3,500                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               600                 $33.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               800                 $33.98
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             1,400                 $33.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             6,900                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               500                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             2,500                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             5,200                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             6,400                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             8,800                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                            83,100                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------

B. Transactions for the account of Glenview Capital Master Fund, Ltd. in the past 60 days:

----------------------------- ----------------------------- ----------------------- ----------------------
  Date of Transaction            Nature of Transaction            Number of Shares        Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                             5,200                 $30.23
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                            52,400                 $30.27
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                           241,900                 $30.30
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                            15,000                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                            19,757                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                             1,400                 $32.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                            12,600                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                            67,200                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                           141,700                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                            11,923                 $32.48
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                            23,300                 $32.52
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                            50,100                 $32.47
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                           112,300                 $32.72
----------------------------- ----------------------------- ----------------------- ----------------------




                                                                                      Page 11 of 22 Pages

----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                           149,197                 $32.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             2,700                 $33.01
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                            14,900                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                            22,193                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                           108,207                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             5,700                 $32.97
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                            21,300                 $32.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                            45,400                 $33.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                            46,100                 $32.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             8,055                 $32.59
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                            29,600                 $32.73
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                            57,700                 $32.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                            65,600                 $32.57
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             5,800                 $32.27
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            60,600                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                           171,800                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             7,200                 $32.43
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                            27,000                 $32.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                            66,500                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             4,600                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                            21,700                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                           132,762                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             4,108                 $32.23
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                            16,900                 $32.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                           105,400                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                           160,200                 $32.77
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             6,400                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             9,100                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             6,500                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             6,600                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             8,600                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            14,400                 $33.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            18,800                 $33.63
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            63,500                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                           100,400                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             2,200                 $33.12
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             6,369                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                            63,500                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             3,000                 $33.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             8,400                 $33.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                            14,900                 $33.60
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                            63,400                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             2,500                 $33.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             7,100                 $33.71
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                            15,700                 $34.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                            18,100                 $34.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             5,887                 $34.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                            15,800                 $34.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                            18,900                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------



                                                                                      Page 12 of 22 Pages


----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                            45,100                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             8,100                 $33.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                            10,600                 $33.98
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                            19,100                 $33.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                            89,700                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             6,800                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            32,467                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            68,500                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            83,300                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                           115,400                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                         1,085,600                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------

C. Transactions for the account of Glenview Institutional Partners, L.P. in the past 60 days:

----------------------------- ----------------------------- ----------------------- ----------------------
 Date of Transaction            Nature of Transaction            Number of Shares        Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                             2,300                 $30.23
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                            23,700                 $30.27
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                           109,800                 $30.30
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                             6,800                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                             8,900                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                               700                 $32.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                             6,000                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                            31,900                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                            67,300                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                             5,700                 $32.48
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                            11,100                 $32.52
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                            23,900                 $32.47
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                            53,300                 $32.72
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                            70,900                 $32.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             1,300                 $33.01
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             7,000                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                            10,500                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                            51,300                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             2,700                 $32.97
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                            10,100                 $32.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                            21,600                 $33.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                            21,800                 $32.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             3,900                 $32.59
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                            14,000                 $32.73
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                            27,300                 $32.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                            31,100                 $32.57
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             2,700                 $32.27
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            28,700                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            81,300                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             3,500                 $32.43
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                            12,900                 $32.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                            31,600                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             2,200                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                            10,300                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------





                                                                                      Page 13 of 22 Pages


----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                            63,100                 $32.24
---------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             2,000                 $32.23
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             8,000                 $32.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                            50,100                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                            15,628                 $32.82
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                            59,200                 $32.84
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                             1,272                 $32.77
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             3,000                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             4,300                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             3,100                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             3,100                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             4,100                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             6,900                 $33.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             8,900                 $33.63
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            30,100                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            47,700                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             1,200                 $33.12
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             3,100                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                            30,100                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             1,500                 $33.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             4,000                 $33.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             7,100                 $33.60
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                            30,100                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             1,200                 $33.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             3,400                 $33.71
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             7,500                 $34.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             8,600                 $34.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             2,800                 $34.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             7,500                 $34.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             8,900                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                            21,500                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             3,900                 $33.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             5,000                 $33.98
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             8,900                 $33.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                            42,500                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             3,200                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            15,400                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            32,400                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            39,400                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            54,600                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                           515,500                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------

D. Transactions for the account of GCM Little Arbor Master Fund, Ltd. in the past 60 days:

----------------------------- ----------------------------- ----------------------- ----------------------
Date of Transaction             Nature of Transaction           Number of Shares          Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                               600                 $30.23
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                             6,300                 $30.27
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                            29,300                 $30.30
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                             2,000                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------




                                                                                      Page 14 of 22 Pages

----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                             2,700                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                               200                 $32.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                             1,500                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                             8,000                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                            16,900                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                             1,400                 $32.48
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                             2,800                 $32.52
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                             6,000                 $32.47
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                            13,300                 $32.72
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                            17,700                 $32.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                               300                 $33.01
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             1,700                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             2,600                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                            12,800                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                               700                 $32.97
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             2,500                 $32.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             5,400                 $33.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             5,500                 $32.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             1,000                 $32.59
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             3,500                 $32.73
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             6,800                 $32.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             7,800                 $32.57
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                               700                 $32.27
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             7,100                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            20,100                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               900                 $32.43
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             3,200                 $32.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             7,800                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                               500                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             2,600                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                            15,600                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                               500                 $32.23
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             2,000                 $32.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                            12,400                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                            22,700                 $32.97
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               800                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,100                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               900                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,000                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,300                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             2,100                 $33.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             2,700                 $33.63
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             7,500                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            14,700                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               300                 $33.12
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               800                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             7,500                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               400                 $33.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             1,000                 $33.55
----------------------------- ----------------------------- ----------------------- ----------------------




                                                                                      Page 15 of 22 Pages

----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             1,800                 $33.60
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             7,500                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               300                 $33.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               900                 $33.71
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             1,900                 $34.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             2,100                 $34.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               700                 $34.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             1,900                 $34.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             2,200                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             5,400                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             1,000                 $33.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             1,300                 $33.98
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             2,200                 $33.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                            10,700                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               800                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             3,800                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             8,000                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             9,700                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            13,400                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                           129,900                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------

E. Transactions for the account of GCM Little Arbor Institutional Partners, L.P. in the past 60 days:

----------------------------- ----------------------------- ----------------------- ----------------------
Date of Transaction             Nature of Transaction           Number of Shares          Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                               100                 $30.23
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                             1,100                 $30.27
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                             5,100                 $30.30
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                               400                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         9/28/2007                      PURCHASE                               500                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                               300                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                             1,500                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                             3,100                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                               300                 $32.48
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                               500                 $32.52
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                             1,100                 $32.47
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                             2,400                 $32.72
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                             3,200                 $32.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                               100                 $33.01
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                               300                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                               500                 $33.00
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                             2,300                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                               100                 $32.97
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                               500                 $32.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             1,000                 $33.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                             1,000                 $32.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                               200                 $32.59
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                               600                 $32.73
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             1,200                 $32.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                             1,400                 $32.57
----------------------------- ----------------------------- ----------------------- ----------------------




                                                                                      Page 16 of 22 Pages


----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                               100                 $32.27
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             1,300                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             3,700                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               200                 $32.43
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               600                 $32.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             1,400                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                               100                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                               500                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             2,900                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                               100                 $32.23
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                               400                 $32.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             2,300                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                             4,100                 $32.77
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               100                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               200                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               200                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               200                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               200                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               400                 $33.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               500                 $33.63
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,400                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             2,600                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               100                 $33.12
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               100                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             1,400                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               100                 $33.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               200                 $33.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               300                 $33.60
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             1,400                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               100                 $33.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               200                 $33.71
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               300                 $34.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               400                 $34.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               100                 $34.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               300                 $34.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               400                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             1,000                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               200                 $33.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               200                 $33.98
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               400                 $33.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             1,900                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               100                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               700                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             1,400                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             1,800                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             2,400                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                            23,600                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------

F. Transactions for the account of Glenview Capital Opportunity Fund, L.P. in the past 60 days:




                                                                                      Page 17 of 22 Pages

----------------------------- ----------------------------- ----------------------- ----------------------
 Date of Transaction            Nature of Transaction           Number of Shares         Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             2,200                 $32.27
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            23,600                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            66,900                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               800                 $32.43
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             2,800                 $32.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             6,900                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             1,300                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             6,200                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                            37,900                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             1,200                 $32.23
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             4,800                 $32.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                            30,100                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                           305,728                 $32.77
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             4,400                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             6,300                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            14,900                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            15,200                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            19,700                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            33,366                 $33.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            43,700                 $33.63
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            43,600                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                           232,500                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             1,700                 $33.12
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             4,400                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                            43,600                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             2,100                 $33.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             5,800                 $33.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                            10,200                 $33.60
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                            43,600                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             1,700                 $33.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             5,000                 $33.71
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                            10,800                 $34.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                            12,500                 $34.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             4,000                 $34.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                            10,800                 $34.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                            12,900                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                            31,200                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             5,800                 $33.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             7,400                 $33.98
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                            13,300                 $33.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                            63,300                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             4,900                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            23,700                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            49,900                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            60,600                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            84,000                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                           263,200                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------




                                                                                      Page 18 of 22 Pages


G. Transactions for the account of Glenview Offshore Opportunity Master Fund, Ltd. in the past 60 days:

----------------------------- ----------------------------- ----------------------- ----------------------
 Date of Transaction             Nature of Transaction           Number of Shares         Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             1,100                 $32.27
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            12,200                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                            34,500                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               400                 $32.43
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             1,500                 $32.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                             3,600                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                               700                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             3,200                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                            19,500                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                               600                 $32.23
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             2,500                 $32.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                            15,500                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                           102,300                 $32.97
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                            54,600                 $32.77
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             2,300                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             3,200                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             7,700                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             7,800                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            10,200                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            17,200                 $33.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            22,400                 $33.63
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                            22,400                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                           119,400                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               900                 $33.12
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             2,300                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                            22,400                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             1,100                 $33.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             3,000                 $33.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             5,200                 $33.60
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                            22,400                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               900                 $33.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             2,600                 $33.71
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             5,500                 $34.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                             6,400                 $34.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             2,000                 $34.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             5,600                 $34.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             6,600                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                            16,000                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             3,000                 $33.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             3,800                 $33.98
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             6,800                 $33.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                            32,500                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             2,500                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            12,100                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            25,600                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------





                                                                                      Page 19 of 22 Pages

----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            31,100                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                            43,100                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                           135,400                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------

H. Transactions for the account of GCM Little Arbor Partners L.P. in the past 60 days:

----------------------------- ----------------------------- ----------------------- ----------------------
Date of Transaction             Nature of Transaction           Number of Shares          Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                               100                 $30.27
----------------------------- ----------------------------- ----------------------- ----------------------
         9/20/2007                      PURCHASE                               300                 $30.30
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                               100                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/3/2007                      PURCHASE                               200                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/4/2007                      PURCHASE                               100                 $32.47
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                               100                 $32.72
----------------------------- ----------------------------- ----------------------- ----------------------
         10/5/2007                      PURCHASE                               200                 $32.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/8/2007                      PURCHASE                               100                 $33.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                               100                 $33.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/9/2007                      PURCHASE                               100                 $32.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                               100                 $32.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/10/2007                     PURCHASE                               100                 $32.57
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                               100                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                               200                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               100                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                               200                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                               100                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                               300                 $32.77
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               100                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               200                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               100                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               100                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               100                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               100                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               100                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               100                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               200                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                             2,100                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------

I. Transactions for the account of GCM Opportunity Fund, L.P. in the past 60 days:

----------------------------- ----------------------------- ----------------------- ----------------------
Date of Transaction             Nature of Transaction           Number of Shares          Price per Share
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                               100                 $32.27
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                               900                 $32.31
----------------------------- ----------------------------- ----------------------- ----------------------
         10/11/2007                     PURCHASE                             2,500                 $32.38
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               100                 $32.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/12/2007                     PURCHASE                               300                 $32.40
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                               200                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/15/2007                     PURCHASE                             1,400                 $32.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                               200                 $32.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/16/2007                     PURCHASE                             1,100                 $32.18
----------------------------- ----------------------------- ----------------------- ----------------------
         10/17/2007                     PURCHASE                            11,500                 $32.77
----------------------------- ----------------------------- ----------------------- ----------------------




                                                                                      Page 20 of 22 Pages

----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               200                 $33.75
---------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               200                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               600                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               600                 $32.95
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                               700                 $32.99
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,300                 $33.24
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,600                 $33.63
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             1,600                 $33.75
----------------------------- ----------------------------- ----------------------- ----------------------
         10/18/2007                     PURCHASE                             8,800                 $33.46
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               100                 $33.12
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                               200                 $33.08
----------------------------- ----------------------------- ----------------------- ----------------------
         10/19/2007                     PURCHASE                             1,600                 $33.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               100                 $33.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               200                 $33.55
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                               400                 $33.60
----------------------------- ----------------------------- ----------------------- ----------------------
         10/22/2007                     PURCHASE                             1,600                 $33.80
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               100                 $33.88
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               200                 $33.71
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               400                 $34.19
----------------------------- ----------------------------- ----------------------- ----------------------
         10/23/2007                     PURCHASE                               500                 $34.41
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               100                 $34.04
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               400                 $34.02
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                               500                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/24/2007                     PURCHASE                             1,200                 $34.13
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               200                 $33.91
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               300                 $33.98
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                               500                 $33.93
----------------------------- ----------------------------- ----------------------- ----------------------
         10/25/2007                     PURCHASE                             2,400                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               200                 $34.15
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                               900                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             1,900                 $34.10
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             2,200                 $34.16
----------------------------- ----------------------------- ----------------------- ----------------------
         10/26/2007                     PURCHASE                             3,100                 $34.20
----------------------------- ----------------------------- ----------------------- ----------------------
         10/29/2007                     PURCHASE                             9,900                 $34.25
----------------------------- ----------------------------- ----------------------- ----------------------




                                                             Page 21 of 22 Pages



                                  EXHIBIT INDEX


Ex.                                                                     Page No.
---                                                                     --------

A        Joint Filing Agreement, dated October 29, 2007 by and among
         Glenview Capital Management, LLC and Lawrence M. Robbins..           22

                                                             Page 22 of 22 Pages


                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Omnicare, Inc. dated as of October 29, 2007 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: October 29, 2007                   GLENVIEW CAPITAL MANAGEMENT, LLC


                                         By:
                                             /s/ Lawrence M. Robbins
                                             -----------------------
                                         Name:  Lawrence M. Robbins
                                         Title: Chief Executive Officer



Date: October 29, 2007                   LAWRENCE M. ROBBINS


                                         /s/ Lawrence M. Robbins
                                         -----------------------